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                                                           REGISTRATION NO. 33-
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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
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                                   FORM  S-8
                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933
                            -----------------------


                            R.P. SCHERER CORPORATION

             (Exact name of registrant as specified in its charter)

           DELAWARE                                    13-3523163
   (State of Incorporation)              (I.R.S. Employer Identification Number)

              2075 WEST BIG BEAVER ROAD, TROY, MICHIGAN      48084
         (Address of principal executive offices)           (Zip code)
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         STOCK OPTION PLAN OF R.P. SCHERER CORPORATION AND SUBSIDIARIES

                 STOCK OPTION AGREEMENTS FOR OUTSIDE DIRECTORS

                             (Full Title of Plans)
                            -----------------------


                                THOMAS J. STUART
                         VICE PRESIDENT AND CONTROLLER
                            R.P. SCHERER CORPORATION
                           2075 WEST BIG BEAVER ROAD
                             TROY, MICHIGAN  48084
                                 (810) 649-0900

    (Name, address, and telephone number, including area code, of agent for service)
                            -----------------------



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          TITLE OF SECURITIES TO      AMOUNT TO BE        PROPOSED MAXIMUM OFFERING        PROPOSED MAXIMUM          AMOUNT OF
              BE REGISTERED            REGISTERED            PRICE PER SHARE (1)       AGGREGATE OFFERING PRICE   REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------------------------------------
         Common Stock, par value
              $.01 per share         1,836,000 shares               $35.49                     $65,154,283            $22,467.15

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


(1) In accordance with Rule 457(h), calculated based upon the weighted average exercise price of the options previously granted under the Plans, plus the average of the high and low prices for the Common Stock on the New York Stock Exchange Composite tape on January 31, 1995 for options which have not yet been granted.

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                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission by R.P. Scherer Corporation, a Delaware corporation (the "Company"), are incorporated by reference in the registration statement:

(a) the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1994;

(b) the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1994 and September 30, 1994;

(c) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in
      (a) above;

(d)   The Company's definitive proxy statement dated August 26, 1994;

(e) the description of the Company's Common Stock contained in the Company's Registration Statement on Form S-3 (Registration No. 33-56502) dated December 5, 1994.

All reports and other documents subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4.  DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 145 of the General Corporation Law of the State of Delaware ("Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe that his conduct was illegal.
A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is



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successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses which such officer or director actually and reasonably incurred.

In accordance with Delaware Law, the Restated Certificate of Incorporation of the Company contains a provision to limit the personal liability of the directors of the Company for violations of their fiduciary duty. Such provision states that except as otherwise provided by the Delaware Law, as it exists or may subsequently be amended, no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The provision also states that any repeal or modification by the stockholders of the Company of such section will not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

Article Seventh of the Restated Certificate of Incorporation of the Company and
Article IV of the By-Laws of the Company provide indemnification of the officers and directors of the Company to the fullest extent permitted by applicable law.

Pursuant to the merger agreement executed in connection with the acquisition of R.P. Scherer International Corporation ("Scherer International") in 1989, Scherer International is required to maintain in effect, if available, for a period of six years following the acquisition, directors' and officers' liability insurance covering those persons who were covered by Scherer International's and its subsidiaries' directors and officers' liability insurance policies at the time of the execution of such merger agreement, on terms not significantly less favorable than the terms of the then current insurance coverage in terms of coverage and amounts, subject to certain premium costs limitation. Scherer International currently carries such policies.

Directors of the Company who are employees of Lehman Brothers Holdings, Inc. ("Lehman") are entitled to indemnification in respect of periods in which Lehman had been a shareholder of the Company under the certificate of incorporation and by-laws of Lehman to the fullest extent permitted by applicable law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.  EXHIBITS


EXHIBIT
NUMBER                       DESCRIPTION
- -------                      -----------
4.1   R.P. Scherer Corporation Management Incentive Compensation Plan, Amended
      and Restated July, 1993.  Incorporated by reference to Exhibit A.2 filed with the Company's Proxy Statement dated August 24, 1993.

4.2   Stock Option Plan of R.P. Scherer Corporation and Subsidiaries, Amended
      and Restated July, 1993.  Incorporated  by reference to Exhibit B.2 filed with the Company's Proxy Statement dated August 24, 1993.

4.3   Form of R.P. Scherer Corporation 1990 Nonqualified Stock Option Plan, 1990
      Nonqualified Performance Stock Option Plan A, and 1990 Nonqualified
      Performance Stock Option Plan B.  Incorporated by reference to Exhibits
      10.6 through 10.8 filed with the  Company's Post-Effective Amendment No.
      2 to Form S-1 dated February 11, 1991.

4.4   Amended and Restated $175,000,000 Credit Agreement, dated as of March 30,
      1994, among R.P. Scherer International Corporation, certain of its subsidiaries, Comerica Bank, NBD Bank, N.A., Societe Generale, The Bank of Nova Scotia, and ABN AMRO Bank N.V.. Incorporate by reference to
      Exhibit 10.1 filed with R.P. Scherer International Corporation's Annual
      Report on Form 10-K for  the year ended March 31, 1994.



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
EXHIBIT
NUMBER                          DESCRIPTION
- -------                         -----------
4.5   First  Amendment to Stock Option Plan of R.P. Scherer Corporation and
      Subsidiaries, dated July 28, 1994.  Incorporated by reference to Exhibit A filed with the Company's Proxy Statement dated August 26, 1994.

4.6   Amendments to 1990 Nonqualified Stock Option Plans, dated February 18,
      1994, and September 1, 1994. Incorporated by reference to Exhibit B filed with the Company's Proxy Statement dated August 26, 1994.

4.7   Form of Outside Director Stock Option Agreements.  Filed herewith.

23.1  Consent of Arthur Andersen LLP.  Filed herewith.

24    Power of Attorney.  Included on signature page.
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ITEM 9.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(a) That, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (1) To include any prospectus required by section 10(a)(3) of the Securities Act;
         (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
         (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             Provided, however, that paragraph (b)(1) and (b)(2) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan.

(d) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or
      Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



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(e)   Insofar as the indemnification for liabilities arising under the
      Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the
      Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.


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